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                                                              EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-75686, 333-72248, 333-51912, 333-35223, 33-60459, 33-67128, 33-56913,
33-17552, 33-41660, 33-19183, 33-50998, 33-60457 and 333-84959 on Form S-8 and
No. 33-56921 on Form S-3 of The Timberland Company of our reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for excess of fair value of acquired assets over cost on January 1, 2002) dated February 5, 2003, appearing in and incorporated by reference in this Annual Report on Form 10-K of The Timberland Company for the year ended December 31, 2002.


Boston, Massachusetts
March 27, 2003